Exhibit 5.1

Suite 1800
222 S.W. Columbia
Portland, OR 97201-6618
503-226-1191
Fax 503-226-0079
www.aterwynne.com

June 17, 2005

Ladies and Gentlemen:

In connection with the registration of 1,264,213 shares of common stock (the “Common Stock”), of Pixelworks, Inc., an Oregon corporation (the “Company”), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on June 17, 2005, and the proposed offer and sale of the Common Stock pursuant to the terms of the Equator Technologies, Inc. 1996 Stock Option Plan, as amended; Stand-Alone Stock Option Agreement, dated April 18, 2002, by and between Equator Technologies, Inc. (“Equator”) and Christopher H. Basoglu; Stand-Alone Stock Option Agreement, dated April 8, 2003, by and between Equator and Christopher H. Basoglu; Stand-Alone Stock Option Agreement, dated November 11, 2003, by and between Equator and Christopher H. Basoglu; Stand-Alone Stock Option Agreement, dated April 18, 2002, by and between Equator and Richard E. Christopher; Stand-Alone Stock Option Agreement, dated April 8, 2003, by and between Equator and Richard E. Christopher; Stand-Alone Stock Option Agreement, dated November 11, 2003, by and between Equator and Richard E. Christopher; Stand-Alone Stock Option Agreement, dated September 15, 2004, by and between Equator and Richard E. Christopher; Stand-Alone Stock Option Agreement, dated November 11, 2003, by and between Equator and Michael Myhre; Stand-Alone Stock Option Agreement, dated July 18, 2002, by and between Equator and Ted Niday; Stand-Alone Stock Option Agreement, dated April 8, 2003, by and between Equator and Ted Niday; Stand-Alone Stock Option Agreement, dated November 11, 2003, by and between Equator and Ted Niday; Stand-Alone Stock Option Agreement, dated March 29, 2001, by and between Equator and John O’Donnell; Stand-Alone Stock Option Agreement, dated July 18, 2002, by and between Equator and John O’Donnell; Stand-Alone Stock Option Agreement, dated April 8, 2003, by and between Equator and John O’Donnell; Stand-Alone Stock Option Agreement dated November 11, 2003, by and between Equator and John O’Donnell, (taken together, the “Plans”), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the Plans have been duly authorized and when such shares have been delivered against payment therefor as contemplated by the Plans, will be validly issued, fully paid and non-assessable.

MENLO PARK	PORTLAND	SEATTLE

June 17, 2005

We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required to be filed pursuant to Section 7 of the Securities Act of 1933, as amended, or the rules thereunder.

Very truly yours,

ATER WYNNE LLP